UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022
Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement

On December 19, 2022, Astec Industries, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) that provides for (i) a revolving credit facility (consisting of revolving credit loans and swingline loans) and a letter of credit facility, in an aggregate amount of up to $250,000,000 and (ii) an incremental credit facility in an aggregate amount not to exceed $125,000,000 (the “Credit Facilities”).
The Credit Agreement, effective December 19, 2022, was entered into by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto. The proceeds of the revolving credit facility will be used for the repayment of existing indebtedness of the Company and its subsidiaries, including repayment of all amounts outstanding under the Previous Credit Facility (as defined below) to finance capital expenditures and for working capital and general corporate purposes of the Company and its subsidiaries. The proceeds of the incremental credit facility may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments permitted under the Credit Agreement. Loans advanced under the revolving credit facility must be repaid on (i) December 19, 2027 or (ii) earlier as specified in the Credit Agreement. Loans under the incremental credit facility shall have a maturity date as specified in the relevant incremental credit facility documentation.

At the Company’s election, revolving credit loans and incremental term loans advanced under the Credit Agreement shall bear interest at (i) adjusted term SOFR for 1, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 1.175% and 2.175% per annum, or (ii) the highest of the Wells Fargo Bank, National Association prime rate, the Federal Funds rate plus 0.50%, and an adjusted term SOFR for a one month tenor in effect on such day plus 1.00%, plus an applicable margin ranging between 0.175% and 1.175% per annum. Swingline loans shall bear interest at the highest of the Wells Fargo Bank, National Association prime rate, the Federal Funds rate plus 0.50%, and an adjusted term SOFR for a one-month tenor in effect on such day plus 1.00%, plus an applicable margin ranging between 0.175% and 1.175% per annum.

The Company also pays a commitment fee ranging from 0.150% to 0.250% per annum to the lenders under the revolving credit facility on the average amount by which the aggregate commitments of the lenders exceed utilization of the revolving credit facility. The applicable margins and the commitment fee are determined based on the Company's Consolidated Total Net Leverage Ratio at the relevant time.

The obligations of the Company in respect of the Credit Facilities are secured and are guaranteed and secured by the US domestic subsidiaries of the Company, subject to customary exceptions.

The Credit Agreement includes certain affirmative and negative covenants that impose restrictions on the Company's financial and business operations, including limitations on liens, indebtedness, fundamental changes, changes in the nature of the Company's business. These limitations are subject to customary exceptions. The Company is also required to maintain a (i) Consolidated Total Net Leverage Ratio of not more than 3.50 to 1.00 as of the last day of any fiscal quarter which may be increased to 4.00 to 1.00 in connection with a permitted acquisition and subject to the terms of the Credit Agreement and (ii) Consolidated Interest Coverage Ratio of at least 2.50 to 1.00 as of the last day of any fiscal quarter. The Credit Agreement also contains customary representations and warranties.

The Credit Agreement contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of the Company and its subsidiaries. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to the Company, the Company is required to repay the loans outstanding under the Credit Facilities.

In connection with the entry into the Credit Facilities, the Company repaid all outstanding borrowings under its prior $150 million revolving credit facility pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 2012 and as amended, between the Company, certain of its subsidiaries and Wells Fargo Bank, National Association (the “Previous Credit Facility”) utilizing borrowings under the Credit Facilities and terminated the Previous Credit Facility.

The preceding description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 hereto, and incorporated into this report by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above and the full text of the Indenture, which is attached hereto as Exhibit 10.1, is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits

10.1	Credit Agreement, dated as of December 19, 2022, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: December 20, 2022	By:	/s/ Rebecca A. Weyenberg
Rebecca A. Weyenberg
Chief Financial Officer